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                            AMENDMENT TO AGREEMENTS

                          This Amendment to Agreements (this "Amendment") is
made by and between KeyCorp, a New York corporation ("KeyCorp"), and _____________ ("Officer") and amends both the Employment Agreement entered into between KeyCorp and Officer as of ___________, 199_ (the "Employment Agreement") and the letter agreement regarding the effects of a change of control that was entered into between KeyCorp and Officer as of ___________, 199_ (the "Severance Agreement"). Except as otherwise defined in this Amendment, capitalized terms used in this Amendment have the same meanings as assigned to those terms in the Employment Agreement and in the Severance Agreement, respectively (which are sometimes referred to collectively in this Amendment as the "Agreements").

                          This Amendment is being entered into in anticipation
of, and will become effective upon the consummation of, the Merger (as defined below). In connection with the execution of this Amendment, KeyCorp and Officer are entering into a new agreement that will provide certain protection to Officer if a new change of control occurs after the Merger and at a time when Officer remains in the employ of KeyCorp (the surviving corporation in the Merger, hereinafter referred to as "Key"). In consideration of these matters, KeyCorp and Officer make the following amendments to the Agreements:

                          1. AMENDMENT TO SECTION 1 OF EMPLOYMENT AGREEMENT.
In connection with the Merger, Officer has agreed to accept the position, title, and duties with Key contemplated by the action taken by the Compensation and Organization Committee of the Board of Directors of Key at its January 20, 1994 pre-Merger meeting (the "Post-Merger Position"). Section 1 of the Employment Agreement is hereby amended so that each reference therein to Officer's position, title, or duties shall be deemed to be a reference to the Post-Merger Position.

                          2. DEFINITION OF "MERGER".  The term "Merger" shall
mean the merger of KeyCorp with and into Society Corporation, an Ohio corporation, after which the name of Society Corporation will be changed to "KeyCorp."

                          3. DEFINITIONS OF "CHANGE OF CONTROL" AND "CHANGE IN
CONTROL". The definitions of the terms "Change of Control" (found in Section 3.1C(2) of the Employment Agreement) and "Change in Control" (found in Section 3 of the Severance Agreement) are hereby superseded by the following definition:

         "A 'Change of Control' and 'Change in Control' shall be deemed to have occurred on the date of the Merger."





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No event other than the Merger shall constitute a Change of Control or Change in Control for purposes of the Agreements or this Amendment.

                          4. DEFINITIONS OF "GOOD REASON".  The definitions of
the term "Good Reason" (in Section 3.2C(1) of the Employment Agreement and in Paragraph 4(iv) of the Severance Agreement) are hereby superseded by the following definitions which shall apply for purposes of the Employment Agreement, the Severance Agreement, and this Amendment as indicated:

                          Officer shall be deemed to have "Good Reason" for terminating Officer's employment with Key if, within six months (for purposes of the Employment Agreement), within 24 months (for purposes of the Severance Agreement), or within 36 months (for purposes of
         Section 5 of this Amendment) after the effective date of the Merger,

                          (a) the base salary of Officer is at any time reduced,

                          (b) the job grade of Officer is reduced from the job
                 grade of the Post-Merger Position or Officer is not provided with the same opportunities with respect to incentive compensation, stock option grants, and other benefits as are provided to other employees of Key whose job grade is the same as the job grade of Officer, or

                          (c) Officer is required to relocate Officer's
                 principal place of employment for Key, without Officer's consent, more than 35 miles from 127 Public Square, Cleveland, Ohio. (This clause (c) will apply only if Key has given written notice to Officer that such a relocation is required and Officer, in a written response to that notice, has declined to consent to the required relocation.)

No other circumstance shall constitute "Good Reason" under the Agreements or this Amendment and no other circumstance shall give rise to any right on the part of Officer to voluntarily terminate employment with Key and continue to receive compensation under either of the Agreements or under this Amendment. Without limiting the generality of the immediately preceding sentence, Officer shall not be entitled to voluntarily terminate his employment with Key and continue to receive compensation under any of the Employment Agreement, the Severance Agreement, or this Amendment in any of the following circumstances:
(i) any adverse change in Officer's status or position as an officer of Key that is not described in clause (b), above, (ii) changes in incentive compensation plans applicable to Officer, (iii) changes in benefit plans or executive perquisites, (iv) assignment of duties





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inconsistent with Officer's prior duties, (v) any material diminution in
Officer's duties or responsibilities, (vi) the requirement that Officer's principal place of employment be relocated to 127 Public Square, Cleveland, Ohio in connection with the Merger, or (vii) retirement by Officer under the terms of any Key retirement plan. Except insofar as it modifies the definition of the term "Good Reason," nothing in this Section 4 shall be construed as amending or otherwise affecting the rights or obligations of Officer under the Employment Agreement.

                          5. BENEFITS AVAILABLE UNDER THIS AMENDMENT IF OFFICER
IS TERMINATED IN CERTAIN CIRCUMSTANCES AFTER THE MERGER.  Except as provided in
Section 6(a) of this Amendment (which allows Officer to elect to receive compensation after certain terminations under any one, but only one, of the Employment Agreement, the Severance Agreement, and this Amendment), if, at any time before the third anniversary of the Merger, Officer's employment with Key is terminated by Key (except for Cause) or by Officer at a time when Officer has Good Reason, then:

                          (a) Key shall pay to Officer a lump sum payment equal to 1/12 of the sum of Officer's base salary (as in effect immediately before the termination) and Officer's average annual incentive compensation for the years 1991, 1992, and 1993 multiplied by the greater of:

                          (i) 18 (i.e., 18 months of compensation), or

                          (ii) the number of months between the date of
                 Officer's termination and the third anniversary of the Merger (with any partial month rounded up to the next highest full month); and

                          (b) Key shall provide to Officer medical and life insurance coverage for up to 18 months after the date of termination (or, if longer, up to the third anniversary of the Merger) but not beyond the date Officer becomes employed with any other entity.

         (For purposes of (a), above, "Officer's annual incentive compensation for the years 1991, 1992, and 1993" means the amount determined by adding together the amounts, if any, awarded to Officer under the KeyCorp Executive Incentive Compensation Plan for 1991, 1992, and 1993, respectively, and dividing the sum so obtained by three.)

                          6. ELECTION OF BENEFITS IF BENEFITS COULD BE PAID
UNDER MORE THAN ONE OF THE EMPLOYMENT AGREEMENT, THE SEVERANCE AGREEMENT, AND THIS AMENDMENT.

                          (a) ELECTION OF BENEFITS GENERALLY. Section 3.1C(4) of the Employment Agreement (which provides





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         for an election of benefits under the Employment Agreement and the
         Severance Agreement in certain circumstances) is superseded by this
         Section 6 and that Section 3.1C(4) shall no longer be of any force or effect. Except as provided in Section 6(b), if, at any time before the third anniversary of the Merger, Officer's employment with Key is terminated under circumstances giving rise to a right on the part of Officer to receive continuing compensation or other benefits under one or more of the Employment Agreement, the Severance Agreement, and
         Section 5 of this Amendment, Officer shall have the right to elect to receive benefits under any one, but not more than one, of the Employment Agreement, the Severance Agreement, or Section 5 of this Amendment. If this Section 6 applies, Key shall not make any payments under any of the Employment Agreement, the Severance Agreement, or
         Section 5 of this Amendment until after Officer has delivered to Key a signed notice of election to receive payments under the Employment Agreement, the Severance Agreement, or Section 5 of this Amendment.

                          (b) ADDITIONAL RELOCATION BENEFITS. If Officer's employment is terminated before the third anniversary of the Merger under circumstances entitling Officer to payment after the date of termination under any one or more of the Employment Agreement, the Severance Agreement, or Section 5 of this Amendment, then, in addition to any other payments and benefits otherwise due to Officer (whether under the Employment Agreement, the Severance Agreement, or Section 5 of this Amendment), Key shall provide to Officer a relocation package for a further move from Cleveland back to Officer's location immediately before the Merger (or to a comparable location) with the same features as in the relocation package received by Officer in connection with the move to Cleveland.

                          7. RESOLUTION OF CONFLICTS BETWEEN AMENDMENT AND
SEVERANCE AGREEMENT; TERMINATION OF SEVERANCE AGREEMENT ON SECOND ANNIVERSARY OF THE MERGER.

                          (a) If there is any conflict or inconsistency between the provisions of the Severance Agreement and the provisions set forth in this Amendment, the provisions of this Amendment shall control in every case.

                          (b) If Officer's employment with Key has not been terminated by the second anniversary of the Merger in such a manner as to entitle Officer to benefits under the Severance Agreement, then the Severance Agreement shall terminate on the second anniversary of the Merger and shall be of no further force or effect.





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                          8. CONTINUING EFFECT OF EMPLOYMENT AGREEMENT.  Except
as otherwise specifically provided in this Amendment, all of the provisions of the Employment Agreement shall remain in full force and effect throughout the term of the Employment Agreement. Nothing in this Amendment shall be construed as having the effect of shortening the term of the Employment Agreement.

                          9. POTENTIAL DEFERRAL OF CERTAIN COMPENSATION
IN EXCESS OF $1,000,000 IN ANY CALENDAR YEAR.

                          (a) SECTION 162(m). For purposes of this Section 9, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.

                          (b) DEFERRAL. Except as otherwise provided in either of Section 9(c) or Section 9(d), below, if Key determines that, after giving effect to all applicable elective deferrals of compensation, any amount of compensation (including any base salary and any incentive compensation payable under any incentive compensation plan in which Officer is a participant) otherwise payable to Officer (whether under the Employment Agreement, the Severance Agreement, this Agreement, or otherwise) at any particular time (the "Scheduled Time"),

                          (i) would not be deductible by Key if paid at the
                 Scheduled Time by reason of the disallowance rules of Section 162(m), and

                          (ii) would be deductible by Key if deferred until
                 and paid during a later year,

         that amount of compensation shall be deferred until, and paid during, the year that is determined by Key to be the first year following the year of deferral during which the compensation can be paid without disallowance of the deduction for payment of the compensation by reason of Section 162(m). If Key determines that in any year following the year of deferral a portion of, but not all of, the amounts deferred (together with interest thereon as provided in Section 9(e), below) can be paid without disallowance of the deduction, that portion that can be so paid shall be paid by Key during that year and the remainder, except as otherwise provided in
         Section 9(c) or





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         Section 9(d), below, shall continue to be deferred until a later year.

                          (c) EARLY PAYOUT OF DEFERRED AMOUNT IF DEFERRAL IS DETERMINED TO BE INEFFECTIVE. If any amount of compensation is deferred under Section 9(b) with the expectation that it will be deductible by Key if paid in a later year and Key later determines that the compensation will not be deductible by Key even if payment thereof is deferred until a later year, then, within three months of the date on which that determination is made, the deferral with respect to that compensation shall terminate and Key shall pay that compensation to Officer.

                          (d) PAYOUT FOLLOWING TERMINATION OF EMPLOYMENT IN ALL EVENTS. On January 15 of the year immediately following the year in which Officer ceases to be employed by Key, Key shall pay to Officer, in a single lump sum, all amounts of compensation that have been deferred pursuant to this Section 9 and have not previously been paid out so that, as of the close of business on that date, no amount of compensation will remain deferred under this Section 9 whether or not Key is entitled to a deduction with respect to the payment of that compensation.

                          (e) INTEREST ON DEFERRED AMOUNTS. Upon payment of any amounts of compensation deferred for any period of time pursuant to this Section 9, Key shall pay to Officer an additional amount equivalent to the interest that would have accrued on that deferred compensation if interest accrued thereon from the date on which that compensation would have been paid but for this Section 9 through the date on which that compensation is paid at a variable rate equal, in each calendar quarter, to the highest annual rate paid by Society National Bank on new IRA certificates of deposit issued in Cuyahoga County, Ohio on the first business day of that calendar quarter, compounded quarterly.

                          10.  EXCESS PARACHUTE PAYMENT REDUCTION.  Anything in
the Employment Agreement, the Severance Agreement, or this Amendment to the contrary notwithstanding, if it shall be determined that any payment or distribution by Key to or for the benefit of Officer (whether paid or payable or distributed or distributable pursuant to the terms of one or more of the Employment Agreement, the Severance Agreement, this Amendment, or otherwise) (a "Payment") would be nondeductible by Key for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable or distributable to or for the benefit of Officer pursuant to one or more of the Employment Agreement, the Severance Agreement, and this Amendment (such payments or distributions are





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hereinafter referred to in this Section 10 as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by Key because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder. For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Section 10 shall be made, at the expense of Key, by the Accounting Firm (as defined in the last sentence of this Section 10) which shall provide detailed supporting calculations both to Key and Officer within 30 days after the date of termination of Officer's employment with Key or such earlier time as is requested by Key. Key and Officer shall cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon Key and Officer. Officer shall determine which of the Agreement Payments (or, at the election of Officer, other payments) shall be eliminated or reduced consistent with the requirements of this Section 10, provided that, if Officer does not make such determination within 20 days of the receipt of the calculations made by the Accounting Firm, Key shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 10 and shall notify Officer promptly of such election. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will be made by Key which should not have been made ("Overpayment") or that additional Agreement Payments will not be made by Key which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Officer which Officer shall repay to Key together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually; provided, however, that no amount shall be payable by Officer to Key (or if paid by Officer to Key, such payment shall be returned to Officer) if and to the extent such payment would not reduce the amount which is subject to taxation under
Section 4999 of the Internal Revenue Code. If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred,





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any such Underpayment shall be promptly paid by Key to or for the benefit of
Officer together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually. For purposes of this Section 10, the "Accounting Firm" shall mean Ernst & Young and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Section 10, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this
Section 10, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended).

                 IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement as of February 25, 1994.

                                 KeyCorp


                                 By___________________________
                                   Victor J. Riley, Jr.
                                   Chairman of the Board and
                                   Chief Executive Officer


                                 _____________________________

                                 _____________________________
                                 "Officer"





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